Exhibit 99.1

FOR IMMEDIATE RELEASE

ACI Worldwide Announces Private Offering of Senior Notes

NAPLES, FLA — August 12, 2013 — ACI Worldwide, Inc. (NASDAQ:ACIW) today announced that it has commenced a private offering, subject to market and other conditions, of $300 million in aggregate principal amount of senior notes due 2020 (the “notes”). The offering will be made to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”), and in offshore transactions pursuant to Regulation S under the Securities Act. ACI intends to use the net proceeds of the offering to repay the outstanding amount under the revolving portion of its senior secured credit facility, for general corporate purposes and to pay related fees and expenses.

The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release is not an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued in accordance with Rule 135c under the Securities Act.

About ACI Worldwide

ACI Worldwide powers electronic payments and banking for more than 2,600 financial institutions, retailers and processors around the world. ACI software enables $13 trillion in payments each day, processing transactions for more than 250 of the leading global retailers, and 18 of the world’s 20 largest banks. Through our integrated suite of software products and hosted services, we deliver a broad range of solutions for payments processing, card and merchant management, online banking, mobile, branch and voice banking, fraud detection, and trade finance. To learn more about ACI and the reasons why our solutions are trusted globally, please visitwww.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “will” and “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the notes and our senior secured credit facility. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including market conditions and the risks and uncertainties discussed in ACI’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release, and undue reliance should not be placed on these statements. ACI disclaims any obligation to update any forward-looking statements after the date of this press release, except as required by law.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

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